News Release

Contact:	Mike Madden Vice President & CFO

(615) 872-4995

KIRKLAND’S ANNOUNCES RECEIPT OF NASDAQ STAFF DEFICIENCY NOTICE RELATING TO NON-COMPLIANCE
WITH A NASDAQ STOCK MARKET LISTING REQUIREMENT

JACKSON, Tenn. (February 13, 2008) — Kirkland’s, Inc. (NASDAQ: KIRK) today announced that on February 8, 2008, it received from The Nasdaq Stock Market (“Nasdaq”) Listing Qualifications Department a Nasdaq Staff Deficiency Letter, indicating that the Company is not in compliance with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”), because the price of the Company’s stock did not close at or above the minimum closing bid price of $1.00 per share for a period of 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has 180 calendar days, or until August 6, 2008, to regain compliance with the requirements of the Minimum Bid Price Rule.

If at any time before August 6, 2008, the bid price per share of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company in writing that the Company has achieved compliance with the Minimum Bid Price Rule, although Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days (but generally no more than 20 consecutive business days) before determining that the issuer has demonstrated the ability to maintain long-term compliance. If the Company does not regain compliance with the Minimum Bid Price Rule by August 6, 2008, Nasdaq will notify the Company that the Company’s common stock will be delisted from The Nasdaq Stock Market. At such time, the Company may appeal Nasdaq’s determination to delist the Company’s securities to a Listings Qualification Panel. Alternatively, in the event that such a delisting determination is based solely on non-compliance with the Minimum Bid Price Rule, the Company may elect to transfer the listing of its securities to The Nasdaq Capital Market on or before August 6, 2008, provided that the Company satisfies all criteria for initial listing on such market as set forth in Nasdaq Marketplace Rule 4310(c), other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, the Company would be provided an additional 180 calendar days in which to regain compliance with the Minimum Bid Price Rule in order to avoid delisting.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 329 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 2, 2007. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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